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                                                                    EXH. 10.5.9
                                                        BUSINESS LOAN AGREEMENT

This Agreement dated as of October 29, 1999, is between Bank of America, N.A. (the "Bank") and The Wet Seal, Inc. (the "Borrower").

1.   FACILITY NO. 1 : LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Fifty Million and 00/100 Dollars ($50,000,000.00).

(b) This is a revolving line of credit providing for cash advances, letters of credit, acceptances, shipside bonds and air releases. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Each advance must be for at least Five Hundred Thousand and 00/100 Dollars ($500,000.00), or for the amount of the remaining available line of credit, if less.

(d) The Borrower agrees not to permit the sum of (i) the outstanding principal balance of advances under the line of credit, (ii) the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed and including any outstanding deferred payment obligation of the Bank under any letter of credit that is not yet reimbursed (collectively, "L/C Outstandings"), and (iii) the amount of all outstanding acceptances, shipside bonds and air releases, to exceed the Facility No. 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and July 1, 2001 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

1.3  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on September 1, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) Subject to the provisions of Paragraph 12.12, the Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion". The following optional interest rates are available:

(a)  the LIBOR Rate plus 1.5 percentage points.

1.6  LETTERS OF CREDIT.

(a)  This line of credit may be used for financing:

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     (i)    commercial letters of credit in the name of the Borrower, WSCC
            Buying Group, Inc. ("WSCC") or Wet Seal Catalog, Inc. ("WSCI") with a maximum maturity of 180 days. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight, or which may be deferred payment letters of credit, with payment thereunder due up to 90 days after presentation of conforming documents; provided, however, that (A) no commercial letter of credit may expire, and no deferred payment obligation of the Bank under any such letter of credit may mature, later than 120 days after the Facility No. 1 Expiration Date, and (B) the combined tenor of each commercial letter of credit and any payment obligation of the Bank thereunder may not exceed 270 days.

     (ii)  standby letters of credit with a maximum maturity of 360 days but not to extend more than 120 days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit shall include a final maturity date which shall not be subject to automatic extension.

     (iii) The Borrower agrees not to permit the aggregate amount of all acceptances, shipside bonds, air releases and L/C Outstandings with respect to commercial letters of credit to exceed at any one time the sum of Fifty Million and 00/100 Dollars ($50,000,000.00).

     (iv) The Borrower agrees not permit the aggregate amount of L/C Outstandings with respect to standby letters of credit to exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

     (v) All letters of credit outstanding from the Bank for the account of the Borrower, WSCC or WSCI as of the date of this Agreement shall be deemed to the outstanding under this Agreement, and shall not be subject to all the terms and conditions stated in this Agreement.

(b)  THE BORROWER AGREES:

     (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued to support the Borrower's obligations under workers' compensation laws or regulation.

     (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

     (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges,

     (vii) to pay the Bank a non-refundable fee equal to one of the following percentages of the outstanding undrawn amount of each standby letter of credit, as applicable: 1.5% per annum if the face amount of the letter of credit is less than One Million and 00/100 Dollars ($1,000,000.00); 1.25% per annum if the face amount of the letter of credit is equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) but less than Ten Million and 00/100 Dollars ($10,000,000.00); and .875% per annum if the face amount of the letter of credit is equal to or greater than Ten Million and 00/100 Dollars ($10,000,000.00). Each fee will be payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated, provided, that in no event shall the fee payable with respect to any standby letter of credit be less than $400 per annum. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 2% per annum over the fee that would otherwise be applicable, effective starting on the day the Bank provides notice of the increase to the Borrower.

1.7 ACCEPTANCES. This line of credit may be used for financing acceptance transactions in the name of the Borrower, WSCC or WSCI, subject to Paragraph 1.6(a)(iii) and the following conditions:


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     (i)   Acceptances shall have a maximum tenor of 90 days but not to extend more than 90 days beyond the Facility No.1 Expiration Date.

     (ii) The combined tenor of each commercial letter of credit and any acceptance created thereunder may not exceed 270 days.

The Borrower agrees:

(a) any sum owed to the Bank under an acceptance may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding acceptances.

(c) the issuance of any acceptance is subject to the Bank's express approval and must be in form and content satisfactory to the Bank.

(d) to sign the Bank's standard form of agreement for acceptances, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing acceptances for the Borrower.

(e) to allow the bank to automatically charge its checking amount for applicable fees, discounts, and other charges.

1.8 SHIPSIDE BONDS AND AIR RELEASES. Subject to Paragraph 1.6(a)(iii) of the Agreement, this line of credit up to a maximum face value outstanding of Fifty Million and 00/100 Dollars ($50,000,000.00) may be used for financing shipside bonds and air releases in the name of the Borrower, WSCC or WSCI. The Borrower agrees:

(a) any sum owed to the Bank under a shipside bond or an air release may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding shipside bonds and air releases.

(c) the issuance of any shipside bond is subject to the Bank's express approval and must be in form and content satisfactory to the Bank.

(d) to sign the Bank's application, security agreement and other standard forms for shipside bonds and/or air releases, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing shipside bonds or air releases for the Borrower.

(e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.   FACILITY NO. 2 : TERM LOAN AMOUNT AND TERMS

2.1 OUTSTANDING TERM LOAN. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated March 9, 1998. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.2 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

2.3  REPAYMENT TERMS.

(a) The Borrower will pay all accrued but unpaid interest on the last day of each calendar month and upon payment in full of the principal of the loan.

(b) Subject to the provisions of Paragraph 12.12, the Borrower will repay principal in successive quarterly installments of Five Hundred Thousand and 00/100 Dollars ($500,000.00) on the last day of each January, April, July, and October of each year commencing October 31, 1999. On October 31, 2000, the Borrower will repay the remaining principal balance plus any interest then due.

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(c)  Subject to the provisions of Article 3 of this Agreement, the
     Borrower may repay the loan in full or in part at any time in an amount not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00). The repayment will be applied to the most remote payment of principal due Facility No. 2.

2.4 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available.

(a)  the LIBOR Rate plus 1.5 percentage points.

3.   OPTIONAL INTEREST RATES

3.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on (i) the first day of each month for Facility No. 1; and (ii) the last day of each month for Facility No. 2 during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

3.2 LIBOR RATE. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than the following:

     (i) for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                 LIBOR RATE = London Inter-Bank Offered Rate
                              ------------------------------
                                (1.00 - Reserve Percentage)

     Where:

     (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the application interest period.


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(f)  Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.
     A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.
     The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

4.   FEES AND EXPENSES

4.1  FEES

(a) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any unused portion of Facility No. 1 Commitment less than or equal to Twenty Million Dollars ($20,000,000), determined by the weighted average credit outstanding during the specified period. The fee will be calculated at .20% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due on September 30, 1999 and thereafter quarterly in arrears.

(b) WAIVER FEE. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

4.2 EXPENSES. The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

4.3  REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorney's fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits of the collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits may be performed by employees of the Bank or by independent auditors.

5.   COLLATERAL

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a) Stock and other securities as follows: 50 shares of the capital stock of WSCC.


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     Regulation U of the Board of Governors of the Federal Reserve
     System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement, confirming that none of the proceeds of the loan will be used by buy or carry any margin stock. If the Borrower has any other loan made for the purpose of buying or carrying margin stock (purpose loan), then the collateral securing this loan shall not secure the purpose loan, and the collateral securing the purpose loan shall not secure this loan.

     For regulatory reasons, the Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter. Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C Section 24, Seventh) as amended.

6.   DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3  TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14580-50086, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.4  DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14580-50086, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 3 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

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     (ii)  If the Billed Amount is more than the Accrued Amount, the Billed
           Amount for the following Due Date will be decreased by the amount of the discrepancy.

           Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

7.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2  GOVERNING DOCUMENTS.  A copy of the Borrower's articles of incorporation.

7.3 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

7.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

7.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.6 PAYMENT OF FEES. Payment of all accrued and unpaid expenses incurred by the Bank as required by Paragraph 4.3 entitled "Reimbursement Costs."

7.7 GUARANTIES. Guaranties signed by WSCC and WSCI, each in the amount of Fifty Five Million Dollars ($55,000,000).

7.8  OTHER ITEMS.  Any other items that the Bank reasonably requires.

8.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, any any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of July 31, 1999, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

(b)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 COLLATERAL. All of the collateral pledged by the Borrower to the Bank pursuant to that certain Pledge Agreement dated as of June 30, 1995 ("Pledge Agreement") is owned by the Borrower free of any title defects or any liens or interest of others.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX MATTERS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.12 NO TAX AVOIDANCE PLAN. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

8.13 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.14 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

8.15  ERISA PLANS.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonable be expected to result in a material adverse effect.

(c)  Wish respect to any Plan subject to Title IV of ERISA:

     (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

     (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

     (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)  The following terms have the meanings indicated for purposes of this
     Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

     (iv)  "PBGC" means the Pension Benefit Guaranty Corporation.

     (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.16 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

8.17 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's systems and equipment applications with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review, the Borrower does not believe the year 2000 problem, including costs of remediation, will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. The Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

9.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only for working capital, general corporate purposes (excluding acquisition funding), issuance of letters of credit and other trade finance products including but not limited to deferred payment letters of credit, air releases and/or shipside bonds, and funded or unfunded bankers acceptance.

9.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 100 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an opinion not qualified in any manner, including not qualified due to possible errors generated by financial reporting and related systems due to the year 2000 problem) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the last day of the first three fiscal quarters, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis (may be contained in 10-Q).

(c) Copies of the Borrower's Form 10-K Annual Report and annual proxy statement, Form 10-Q Quarterly Report and Form 8-K Current Report, and each other report the Borrower files with the Securities and Exchange Commission ("SEC"), within 10 days after the date of filing thereof.

(d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(e) Within 80 days of the Borrower's fiscal year end, updated annual consolidation projections in at least quarterly detail for that fiscal year and updated annual projections for the then remaining term of Facility No. 2, in SEC format and in any event in form and detail acceptable to the Bank.

9.3 LIMITATION ON LOSSES. Not to incur on a consolidated basis a net loss before taxes and extraordinary items in excess of Three Million Dollars ($3,000,000) for each first and second fiscal quarters of the Borrower.

9.4 MINIMUM NET INCOME. To earn on a consolidated basis net income before taxes and extraordinary items of at least Three Million Dollars ($3,000,000) for each third and fourth fiscal quarters of the Borrower.

9.5 OTHER DEBTS. Not to have outstanding or incur or permit WSCC to have outstanding or incur, any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Operating leases related to retail store locations, whether now existing or hereafter entered into.

(e) Operating lease obligations not described in subparagraph (9d) that do not exceed a total amount of Five Million Dollars ($5,000,000) in any fiscal year for the Borrower and its subsidiaries.

(f) Purchase money indebtedness in an aggregate amount not in excess of Three Million Dollars ($3,000,000) in each fiscal year for the Borrower and its subsidiaries.

(g) Guaranties of obligations of WSCC to vendors for merchandise purchased for the accounts of Borrower and WSCI, so long as such guaranties are unsupported by a lien, security interest or negative pledge in or on any asset of Borrower of WSCC.

9.6 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on all assets and trademarks the Borrower or WSCC now or later owns except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Purchase money security interest in equipment securing indebtedness permitted under Paragraph 9.5.

(e) Mechanics liens and other inchoate statutory liens incurred in connection with the construction of tenant improvements for new retail stores locations, which are released within 90 days following the completion of such tenant improvements (but in no event later than 120 days following the attachment thereof), provided that the consolidated obligations of the Borrower and all of its subsidiaries secured thereby do not exceed Two Million Dollars ($2,000,000) in the aggregate at any one time, and that no property of the Borrower or any of its subsidiaries is at any material risk of loss or forfeiture.

9.7 CAPITAL EXPENDITURES. Not to make capital expenditures to acquire fixed or capital assets (on a consolidated basis) in an aggregate amount in excess of Fifty Five Dollars ($55,000,000) for the fiscal year ending on or about January 31, 2000, and Forty Million Dollars ($40,000,000) for the fiscal year ending on or about January 31, 2001 and for any of fiscal year thereafter.

9.8 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

9.9 LOANS TO OFFICERS OR AFFILIATES. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, directors, shareholders, employees or Affiliates (or any relatives of any of the foregoing), provided that Borrower may enter into transactions (other than loans) with its Affiliates on any arm's length basis, and may make loans and advances to executives and officers in the ordinary course of its business provided that the aggregate outstanding amount thereof is not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time. "Affiliate" means, as to any person or entity, any other person or entity which directly or indirectly controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any person or entity that owns, directly or indirectly, 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or partnership or other entity, will be deemed to control such corporation, partnership or other entity.

9.10 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on Facility No. 1 revolving line of credit, for a period of at least 60 consecutive days in each fiscal year. For the purposes of this paragraph "advances" does not include undrawn amounts of outstanding letters of credit.

9.11 NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's ) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's or WSCC's name, legal structure, place of business, or chief executive office if the Borrower or WSCC has more than one place of business.

9.12 BOOKS AND RECORDS.  To maintain adequate books and records.

9.13 AUDITS. To allow the Bank and its agents to examine, audit, and make copies of any physical certificates and books and records concerning the collateral securing this Agreement at any reasonable time. If any of the collateral, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits.

9.14 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.15 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.16 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.17 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.18 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.19 GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

9.20 ADDITIONAL NEGATIVE COVENANTS. Not to. without the Bank's written consent:

(a) engage in, or permit WSCC to engage in, any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter, or permit WSCC to enter, into any consolidation, merger, or other combination, or become or permit WSCC to become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) lease, sell, or otherwise dispose of all or a substantial part of the Borrower's business, or in any event, lease, sell, or otherwise dispose of any of the Borrower's assets with a fair market value of more than Two Million Dollars ($2,000,000) outside of the ordinary course of business at any one time, provided that this clause (d) shall not prohibit the sale of merchandise at retail on a "discount" or "sale" basis in a manner consistent with industry practices.

(e) acquire or purchase a business or its assets for an aggregate consideration (including assumption of debt), on a consolidated basis, which exceeds Ten Million Dollars ($10,000,000) in any of the Borrower's fiscal years.

(f) sell or otherwise dispose of or permit WSCC to sell or otherwise dispose of any assets for less than fair market value or enter or permit WSCC to enter into any sale or leaseback agreement covering any of its fixed or capital assets.

(g) voluntarily suspend or permit WSCC to suspend its business for more than 10 days in any 365 day period.

9.21 ADDITIONAL SUBSIDIARIES

(a) To cause each Subsidiary of the Borrower, concurrently with the formation or acquisition thereof, to enter into a continuing guaranty of the obligations and indebtedness of the Borrower under this Agreement in form and substance acceptable to the Bank.

(b) Concurrently with the formation or acquisition of any Subsidiary, the Borrower shall cause the delivery of certificates representing 100% of the equity securities thereof to be delivered to the Bank in pledge to secure the obligations of the Borrower to the Bank.

(c) Nothing in this Section shall be construed as a consent to the formation or acquisition of any Subsidiary. As used in this Agreement, the term "Subsidiary" means any corporation, partnership or business entity, the majority of the equity securities of which are owned, directly or indirectly, by the Borrower.

9.22 ASSETS AND LIABILITIES OF SUBSIDIARIES. Not to permit WSCC or any other present or future Subsidiary of Borrower to have assets in excess of Ten Thousand Dollars ($10,000), in the aggregate, or liabilities in excess of Ten Thousand Dollars ($10,000), in the aggregate, at any time, provided that WSCC may:

(a) incur obligations to the Bank pursuant to continuing guaranties of the obligations of the Borrower; and

(b) purchase inventory for the account of the Borrower, provided that each such purchase transaction is immediately liquidated by means of a corresponding sale to the Borrower for the same price paid for such inventory by WSCC.

9.23 BANK AS PRINCIPAL DEPOSITORY. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.24 ERISA PLANS. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) the occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

10.   HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11.   DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 5 days after the date when due.

11.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

11.3 FALSE INFORMATION. The Borrower (or any guarantor) has given the Bank information or representations that are false or misleading in any material respect.

11.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any guarantor) is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

11.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any guarantor) in an aggregate amount of Two Million Dollars ($2,000,000) or more in excess of any insurance coverage.

11.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million Dollars ($2,000,000) or more in excess of any insurance coverage.

11.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

11.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

11.10 CROSS-DEFAULT. Any default occurs (subject to any appliable grace or cure period) under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed such agreement or guarantee relates to indebtedness in the amount of Five Hundred Thousand Dollars ($500,000), and the default consists of ailing to make a payment when due or gives the other lender the right to accelerate the obligation.

11.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

11.12 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

11.13 ERISA PLANS. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

11.14 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

12.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2   CALIFORNIA LAW.  This Agreement is governed by California law.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4   ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

       (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

       (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

       (iii) Any violation of this Agreement; or

       (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

       (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

       (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

       (iii) The referee (or the presiding referee of the panel) will be an active attorney or retired judge; and

       (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)    This provision does not limit the right of the Borrower or the Bank to:

       (i)   exercise self-help remedies such as setoff;

       (ii) foreclose against or sell any real or personal property collateral; or

       (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

             (A)   an interim remedy; and/or

             (B)   additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

12.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the presentation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement collectively:


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

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.9 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

12.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.12 MANDATORY PREPAYMENT. Notwithstanding anything to the contrary contained in this Agreement, if either of the credit facilities under this Agreement are terminated for any reason (other than the prepayment of Facility No. 2 using internally generated cash flow and repayment of loans under Facility No. 1 (but not using the proceeds of any loans received from other lenders)), then the entire principal balance of both of the Facilities provided under this Agreement, together with all accrued interest thereon, shall be due and payable on the effective date of such termination, provided that if Facility No. 1 is terminated by reason of the Bank's failure to renew it, and the Borrower is not then in default under this Agreement, Facility No. 2 shall be due and payable on the earlier of its maturity date or within ninety (90) days after the termination of Facility No. 1.

Except for prepayment of Facility No. 2 using internally generated cash flow, the Borrower's obligations under this Paragraph 12.12 shall arise under every circumstance in which either of the Facilities is terminated, including without limitation:

(a) termination resulting from the failure by the Bank to renew Facility No. 1 beyond any availability period applicable thereto:

(b)    prepayment of the principal balance of Facility No. 2; and

(c)    termination as otherwise provided or permitted under this Agreement.

12.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.14 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of March 9, 1998 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

12.15 PLEDGE AGREEMENT AND OTHER DOCUMENTS. The Pledge Agreement shall remain effective in accordance with its terms, except that the Collateral (as defined therein) shall consist only of the WSCC stock described in Paragraph 2(II) of the Pledge Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA, N.A.                           The Wet Seal, Inc.

X  /s/ Jan Y. Okinishi                              X  /s/ Ann Cadice Kim
 ---------------------                                --------------------
By:  Jan Y. Okinishi                               By:  Ann Cadice Kim

Address where notices to the Bank are to be sent:

So. Orange County Regional Commercial Banking       X  /s/ Ed Thomas
Office #01458                                          -----------------
675 Anton Boulevard, 2nd Floor                      By: Ed Thomas
Costa Mesa, CA  92626
                                                    Addresses for Notices:

                                                    26972 Burbank
                                                    Foothill Ranch, CA 92610


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